Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-110031 and No. 333-88588) of America West Holdings Corporation and America West Airlines, Inc., the Registration Statement on Form S-3 (No. 333-02129) of America West Airlines, Inc. and the Registration Statements on Form S-8 (No. 333-94361, No. 333-40486 and No. 333-89288) of America West Holdings Corporation of our reports dated March 24, 2003, except for the effects of the reorganization transaction described in Note 1 as to which the date is August 2, 2004, relating to the financial statements and financial statement schedule of America West Airlines, Inc. (a wholly-owned subsidiary of America West Holdings Corporation) which appear in this Current Report on Form 8-K.

/s/  PricewaterhouseCoopers LLP

Phoenix, Arizona
August 10, 2004